Exhibit 99

Schlumberger Announces Second-Quarter 2018 Results

•	Revenue of $8.3 billion increased 6% sequentially

•	Pretax operating income of $1.1 billion increased 12% sequentially

•	Second-quarter GAAP EPS, including charges of $0.12 per share, was $0.31

•	Second-quarter EPS, excluding charges, was $0.43

•	Cash flow from operations was $987 million

Paris, July 20, 2018—Schlumberger Limited (NYSE: SLB) today reported results for the second quarter of 2018.

	(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Jun. 30, 2018	Mar. 31, 2018	Jun. 30, 2017	Sequential	Year-on-year
Revenue	$8,303	$7,829	$7,462	6%	11%
Pretax operating income	$1,094	$974	$950	12%	15%
Pretax operating margin	13.2%	12.4%	12.7%	75 bps	45 bps
Net income - GAAP basis	$430	$525	$(74)	-18%	n/m
Net income, excluding charges & credits*	$594	$525	$488	13%	22%
Diluted EPS - GAAP basis	$0.31	$0.38	$(0.05)	-18%	n/m
Diluted EPS, excluding charges & credits*	$0.43	$0.38	$0.35	13%	23%

*	These are non-GAAP financial measures. See section below entitled “Charges & Credits” for details.

n/m = not meaningful

Schlumberger Chairman and CEO Paal Kibsgaard commented, “The second quarter was both busy and exciting for Schlumberger as we completed a number of major milestones in preparation for the broad-based global activity upturn that is now emerging. We delivered solid top-line growth both in North America and the international markets, building on our strong contract portfolios and our recent tender wins. We mobilized an unprecedented 29 new rigs for our international integrated drilling business, including our first commercial Land Rig of the Future deployment in Saudi Arabia. We successfully rolled out our new, streamlined operations support organization, building on five years of methodical investment to further professionalize all aspects of our work, which will set new standards for internal efficiency, quality, teamwork, and collaboration. As part of this, we made the last adjustment to our organizational setup in the second quarter to conclude the removal of one complete layer of our management and support structure. This will further reduce our cost base, and improve our agility and competitiveness going forward.

“Given the considerable number of new projects we are starting up throughout our international operations, our organization has responded well to both mobilization and project startup challenges. However, the associated costs together with some operational delays impacted our second-quarter pretax operating margins. This resulted in our sequential margin expansion being below our expectations.

“In North America, excluding Cameron, second-quarter revenue of $2.5 billion increased 12% sequentially as we continued our deployment of additional hydraulic fracturing and directional drilling capacity. Despite the impact of the spring breakup in Canada, North America Land revenue grew 9%, driven by market share gains and operational efficiency improvements while pricing remained flat. In the hydraulic fracturing market, we are seeing an accelerating customer trend of separating the procurement of pumping services and sand supply. As our multiyear vertical integration investment program approaches completion, it enables us to bid competitively on integrated or standalone sand contracts. North America Offshore activity began to recover during the second quarter with new drilling projects starting up in Eastern Canada, the US Gulf of Mexico, and the Caribbean, resulting in sequential offshore revenue growth of 22%.

“Excluding Cameron, second-quarter revenue in the international markets of $4.4 billion grew 6% sequentially despite flat revenue in Russia, and only nominal growth in the Middle East, where startup and project delays affected our results. Sequential growth was driven by an 18% improvement in Asia and Australia, 9% in Europe and Africa, and 3% in Latin America. These figures confirm that a much broader-based international recovery is now emerging. Pricing improved in the international markets during the second quarter, and while the numbers are not yet material, a trend has been established and customer pricing discussions are continuing both for new and existing contracts. With a number of large-scale project awards absorbing our remaining spare capacity in both drilling and production services, our equipment will be fully deployed during the fourth quarter, after which we expect a further strengthening of the international pricing recovery.

“Growth in the second quarter was led by Production where revenue increased sequentially by 10%, driven by OneStimSM in North America. Revenue from both Reservoir Characterization and Drilling increased 5% sequentially due to higher international activity beyond the seasonal rebounds in the Northern Hemisphere. The increase in revenue was driven by higher OneSurfaceSM activity, additional Software Integrated Solutions (SIS) sales, and the start of integrated drilling projects in the Middle East, India, Mexico, and offshore North America. Cameron revenue decreased 1% sequentially on lower OneSubseaTM project volume, although this was partially offset by higher service activity in North America for Surface Systems and higher product sales for Valves & Measurement.

“The market fundamentals continue to evolve favorably for our international business as the global balance of crude oil supply and demand tightens further. Global GDP growth remains strong, with any impact of headwinds from the US-China trade dispute likely to become clearer in the next few quarters. Despite OPEC’s recent decision to increase production, the global supply base continues to weaken from geopolitical pressure to remove Iranian production from the market, no apparent resolution to falling production in Venezuela, and Libyan exports continuing to be volatile. In North America, lack of additional pipeline capacity in the Permian Basin is becoming an increasing constraint to production growth. At the same time, spare production capacity, which is essentially limited to only a few OPEC countries, is now nearing its lowest level for more than a decade while decline in the world’s mature production base continues to accelerate. These developments underline the growing need for E&P spending to increase significantly, particularly in the international markets, as it is becoming more and more apparent that the new projects expected to come online during the next few years will not be sufficient to meet the increasing demand.

“These views underpin the strong confidence we have in our business outlook. Although the last four years have been marked by the deepest downturn in generations, we have capitalized on a number of market opportunities while simultaneously transforming our company to be even more competitive in the broad-based recovery that is now emerging. The expansion of our portfolio has significantly increased our total addressable market by 50% and we have reached new levels of efficiency in all our activities. We are primed and ready to capture the growth opportunities coming from the positive market fundamentals, and we are excited by the activity and pricing opportunities that the new industry landscape presents.”

Other Events

During the quarter, Schlumberger repurchased 1.5 million shares of its common stock at an average price of $68.45 per share, for a total purchase price of $103 million.

On July 18, 2018, the Company’s Board of Directors approved a quarterly cash dividend of $0.50 per share of outstanding common stock, payable on October 12, 2018 to stockholders of record on September 5, 2018.

Consolidated Revenue by Area

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2018	Mar. 31, 2018	Jun. 30, 2017	Sequential	Year-on-year
North America	$3,139	$2,835	$2,202	11%	43%
Latin America	919	870	1,039	6%	-12%
Europe/CIS/Africa	1,778	1,704	1,750	4%	2%
Middle East & Asia	2,367	2,309	2,347	3%	1%
Other	99	111	124	n/m	n/m

	$8,303	$7,829	$7,462	6%	11%

North America revenue	$3,139	$2,835	$2,202	11%	43%
International revenue	$5,065	$4,883	$5,136	4%	-1%

North America revenue, excluding Cameron	$2,528	$2,265	$1,728	12%	46%
International revenue, excluding Cameron	$4,358	$4,129	$4,348	6%	—

n/m = not meaningful

Second-quarter consolidated revenue of $8.3 billion increased 6% sequentially, with North America revenue of $3.1 billion growing 11% and international revenue of $5.1 billion increasing 4%.

North America

North America Area consolidated revenue increased 11% sequentially following the continued deployment of additional hydraulic fracturing and directional drilling capacity. Despite the impact of the spring breakup in Canada, North America Land revenue grew 9% sequentially, outperforming both the 7% increase in US land rig count and the 8% growth in US land market stage count. This performance was driven by market share gains and operational efficiency improvements as pricing remained flat. Activity in the US land market continued to be strong as customers developed more effective well designs, balancing lateral length and completion volumes to maximize productivity while managing overall cost. The customer trend of separating the procurement of pumping services and sand supply accelerated during the quarter. However, the vertical integration of the Schlumberger offering provides maximum potential for revenue from both integrated pumping services and sand supply contracts. As a result, OneStim revenue grew 17% sequentially. North America Offshore activity began to recover, with new drilling projects starting up in Eastern Canada, the US Gulf of Mexico, and the Caribbean, resulting in sequential revenue growth of 22% boosted by market share gains and multiclient sales. Higher service revenue and product sales in Valves & Measurement, together with increased activity for Surface Systems, also contributed to the Area’s strong financial performance.

International

Consolidated revenue in the Latin America Area increased 6% sequentially due to strong performance in the Latin America South GeoMarket as a result of higher Cameron activity and increased hydraulic fracturing stage count, as well as increased coiled tubing activity on unconventional land operations in Argentina. Revenue in the Mexico & Central America GeoMarket also increased following the startup of Integrated Drilling Services (IDS) activity, while revenue in the Latin America North GeoMarket was essentially flat sequentially.

Europe/CIS/Africa Area consolidated revenue increased 4% as drilling activity recovered from the winter slowdowns in the North Sea and Europe. Revenue in Sub-Sahara Africa increased from the start of new projects in Angola, Nigeria, Ghana, Ivory Coast, and Cameroon; North Africa increased from higher activity and product sales in Algeria, Libya, and Chad; and Russia was essentially flat sequentially due to delays in the start-up of the summer offshore campaigns. Revenue growth in the North Sea resulted from higher UK and Norway drilling activity as the rig count increased, while in Continental Europe revenue increased mainly from higher drilling activity in Romania.

Consolidated revenue in the Middle East & Asia Area increased 3% sequentially, led by stronger activity in the Far East Asia & Australia GeoMarket, mainly in Indonesia, offshore Australia, and from a seasonal recovery in China. In the Northern Middle East GeoMarket, progress was strong on OneSurface integrated production system projects in Kuwait and Egypt, while the Eastern Middle East GeoMarket benefited from the startup of IDS projects in Iraq. In the South & East Asia GeoMarket, operations began on drilling projects in Myanmar, Vietnam, and India. In Saudi Arabia, sequential revenue growth was limited by delays and logistical challenges in the startup phases of some lump-sum turnkey (LSTK) projects. Cameron revenue was sequentially lower in the Far East Asia & Australia and Northern Middle East GeoMarkets, partially offsetting the effects of the strengthening activity across the Area.

Reservoir Characterization

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2018	Mar. 31, 2018	Jun. 30, 2017	Sequential	Year-on-year
Revenue	$1,636	$1,556	$1,759	5%	-7%
Pretax operating income	$350	$307	$299	14%	17%
Pretax operating margin	21.4%	19.7%	17.0%	166 bps	439 bps

Reservoir Characterization revenue of $1.6 billion, of which 75% came from the international markets, increased 5% sequentially due to higher activity beyond the seasonal rebounds in the Northern Hemisphere. Growth was mainly due to higher Wireline activity from new projects offshore North America and new contracts in the Far East Asia & Australia GeoMarket; further progress on OneSurface integrated production system projects in Kuwait and Egypt; and increased SIS software maintenance and license sales in Mexico, Brazil, Russia, and Kuwait. The increase in Reservoir Characterization revenue was partially offset by reduced WesternGeco activity as marine seismic acquisition contracts continued to wind down.

Reservoir Characterization pretax operating margin of 21% was 166 basis points (bps) higher sequentially due to the recovery in higher-margin Wireline activity and stronger sales of SIS software licenses.

Reservoir Characterization benefited from Integrated Services Management (ISM), SIS, and WesternGeco contract awards as well as the application of technology and domain knowledge to strengthen operational performance.

In Alaska, ISM helped a major independent E&P company complete a six-well exploration campaign within the originally approved five-well budget. The ISM team optimized the delivery of technologies and services from multiple product lines, which confirmed the presence of oil and verified the potential of the play. The technologies included Microscope HD* resistivity- and high-definition imaging-while-drilling service, proVISION* nuclear magnetic resonance service, SonicScope* multipole sonic-while-drilling service, and Saturn* 3D radial probe.

International Frontier Resources Corporation awarded SIS a software as a service contract (SaaS) for the DELFI* cognitive E&P environment for the characterization of reservoirs with complex structural and stratigraphic challenges in its operations in the Tecolutla Project.

In Indonesia, Pertamina Hulu Mahakam awarded Schlumberger a three-year contract for the provision of E&P software. The software includes OLGA* dynamic multiphase flow, PIPESIM* steady-state multiphase flow, and ECLIPSE* industry-reference reservoir simulators; ProSource* E&P data management and delivery system; and Petrel* E&P software and Avocet* production operations software platforms.

In Thailand, Wireline deployed a combination of advanced reservoir sampling technologies in the Wassana Field for KrisEnergy Thailand to reduce rig time by more than three days compared with conventional sampling methods. These had resulted in contaminated samples and a clogged pump due to the reservoir’s heavy oil and unconsolidated sands. The combination of Saturn 3D radial probe, InSitu Fluid Analyzer* real-time downhole fluid analysis system, and MDT* modular formation dynamics tester technologies enabled the customer to certify the reservoir’s reserves and optimize future development plans.

Egyptian General Petroleum Corporation (EGPC) and Schlumberger have signed a minimum 15-year agreement that gives WesternGeco permission to commercialize multiclient projects throughout the entire Gulf of Suez, an area of approximately 12,500 km2. The agreement, which is the second of its type, includes 2D and 3D geophysical acquisition, processing, reprocessing, and interpretation services.

Lundin awarded WesternGeco the data processing and imaging of a 70-km2 ocean-bottom seismic (OBS) 4D reservoir monitoring survey over the Edvard Grieg Field in the Norwegian sector of the North Sea. Work will be performed by the OBS processing teams in the WesternGeco Geosolutions Center using a bespoke time-lapse workflow to increase reservoir understanding and help direct field development decisions.

WesternGeco received a direct award from Sound Energy for a 2,700-km 2D survey using UniQ* land seismic acquisition platform technology over the Meridja and Tendrara Fields in Morocco. The project includes electromagnetics, magnetotellurics, surface wave joint inversion, and data processing methods—all conducted in the Schlumberger Integrated EM Center of Excellence.

Drilling

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2018	Mar. 31, 2018	Jun. 30, 2017	Sequential	Year-on-year
Revenue	$2,234	$2,126	$2,107	5%	6%
Pretax operating income	$289	$293	$302	-1%	-4%
Pretax operating margin	12.9%	13.8%	14.3%	-83 bps	-139 bps

Drilling revenue of $2.2 billion, of which 72% came from the international markets, increased 5% sequentially due to higher activity offshore North America and stronger international activity beyond the seasonal rebounds in the Northern Hemisphere. The start of IDS projects in the Middle East, India, and Mexico favorably impacted M-I SWACO, Drilling & Measurements, and Bits & Drilling Tools. New projects in the North America Offshore GeoMarket and new contracts in the Far East Asia & Australia GeoMarket, the Middle East, and the Mexico & Central America GeoMarket drove the growth in M-I SWACO. Drilling & Measurements revenue increased from new drilling campaigns in Australia, China, Romania, and the North Sea. Stronger Bits & Drilling Tools revenue was due to higher product sales in Algeria and Italy.

Drilling pretax operating margin of 13% declined 83 bps sequentially as the mobilization of resources for new projects across our international operations resulted in additional costs.

Drilling performance in the second quarter was underpinned by IDS contract awards and project mobilizations that deployed drilling technologies to help lower the cost per barrel.

Equinor awarded Schlumberger new integrated services and well services contracts for Equinor-operated fields on the Norwegian Continental Shelf. Initially awarded for four years, the contracts include options for five two-year extensions. The contract scope includes integrated drilling services, cementing and pumping, drilling and completions fluids, electrical logging, and completions. The integrated delivery model will strengthen the interaction between the service supplier, rig supplier, and operator. In addition, a letter of intent has been signed with Schlumberger for a future exploration rig not yet chartered by Equinor.

Equinor also awarded Schlumberger the following new contracts for its international operations.

•	In the UK, a letter of intent was issued for integrated drilling and well services in the Mariner Field in the UK sector of the North Sea.

•	In Brazil, a contract was awarded for integrated drilling services for Phase I and Phase II development of the Peregrino Field located in the Campos Basin.

•	In Tanzania, a contract was awarded for an offshore exploration well. The integrated services contract includes the provision of multiple product lines as well as project management services.

In Wyoming, Schlumberger used a combination of technologies in an integrated drilling services project for Wold Energy Partners to reduce drilling time in four wells in the Powder River Basin by a total of more than 16 days compared with AFE. Technologies included ONYX 360* rolling PDC cutter, PowerDrive vorteX* powered rotary steerable system, and LiteCRETE* lightweight cement slurry.

In Iraq, ENI Iraq BV awarded Schlumberger an IDS contract, starting in 2018, for the construction of 11 wells targeting the Mishrif Formation in the Zubair Field. The contract includes technologies from Schlumberger Land Rigs, Drilling & Measurements, Bits & Drilling Tools, M-I SWACO, Completions, Wireline, and Well Services.

In Norway, Point Resources AS awarded Schlumberger a four-year IDS contract with an option for extension. The contract provides services in production and exploration wells on the Norwegian Continental Shelf and includes the majority of drilling and completions services.

In Bangladesh, SOCAR AQS International DMCC awarded Schlumberger a 12-month IDS contract to drill wells in three different fields—Semutang, Begumganj, and Madarganj.

In Oman, IDS enabled HydroCarbon Finder E&P to reduce drilling time in a well by 14 days compared with the AFE plan. The technologies deployed included the EcoScope*† multifunction logging-while-drilling service, PowerDrive Archer* high build rate rotary steerable system, PeriScope* bed boundary mapping service, and MicroScope* resistivity- and imaging-while-drilling service. This well is the customer’s first discovery in Block-15 in the Natih-C Formation.

In Alaska, Drilling & Measurements used a combination of technologies to help a North Slope operator to drill the longest horizontal lateral in North America of 21,748 ft. The technologies used in this dual-lateral well included the PowerDrive Orbit* rotary steerable system, PeriScope HD* multilayer bed boundary detection service, and SonicScope multipole sonic-while-drilling service.

Production

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2018	Mar. 31, 2018	Jun. 30, 2017	Sequential	Year-on-year
Revenue	$3,257	$2,959	$2,496	10%	30%
Pretax operating income	$316	$216	$221	46%	43%
Pretax operating margin	9.7%	7.3%	8.9%	239 bps	84 bps

Production revenue of $3.3 billion, of which 48% came from the international markets, increased 10% sequentially. Despite the impact of the spring breakup in Canada, OneStim revenue in North America land grew 17% sequentially, outperforming both the 7% increase in US land rig count and the 8% growth in US land market stage count. This performance was driven by market share gains from deployment of additional capacity and operational efficiency improvements as pricing remained flat. The customer trend of separating the procurement of pumping services and sand supply accelerated during the quarter. However, the vertical integration of the Schlumberger offering enabled participation in both integrated and standalone sand contracts to maintain the full revenue potential of both pumping services and sand supply. New contracts outside North America in Australia, Indonesia, India, and the seasonal recovery in China contributed to international growth, while activity in Saudi Arabia benefited from increased stimulation and coiled tubing work as well as from higher completions product sales.

Production pretax operating margin of 10% increased 239 bps sequentially due to the increased activity and operational efficiency improvements of OneStim hydraulic fracturing operations in the North America Land GeoMarket. Margin also improved due to the benefits from the vertical integration of the pressure pumping business.

Production benefited from increased OneStim operations as well as new contract awards and the deployment of advanced stimulation and completions technologies.

In South Texas, OneStim executed a project for Chesapeake Energy to continuously improve operational efficiency in the Eagle Ford Shale play. Through waste identification and elimination, standardized procedures, and technology implementation, OneStim increased total operating time and productivity. Results included a 50% improvement in pad-to-pad mobilization time, a 55% increase in stages placed per day, and a 17% increase in pumping hours per day. On average, Chesapeake saved $150,000 per pad and reduced operating time on each pad by four days.

In South Texas, OneStim used a geoengineered approach to help Lonestar Resources Ltd. increase oil production up to 86% compared with offset wells in the Eagle Ford Shale play. A combination of technologies enabled optimization of drilling, completions, and stimulation plans across long laterals in 18 wells in two fields while avoiding drilling challenges associated with ash beds, faults, and nearby water-bearing zones. The geoengineered wells produced more hydrocarbon per 1,000 ft of lateral section compared with offset wells. On average, six oil wells produced 80% more and four wells in a high gas-to-oil ratio area produced 86% more. ThruBit* through-the-bit logging services improved knowledge of rock properties while the Kinetix Shale* reservoir-centric stimulation-to-production software was used to optimize completion and stimulation treatments.

In Russia, Well Services deployed the BroadBand Precision* integrated completion service for Gazprom Neft to reduce operating time in a well by more than eight days compared with the planned AFE. The reservoir’s complex geology favored a horizontal well with multistage stimulation. BroadBand Precision service set a new field record by completing 30 fracturing stages within 220 hours, which was approximately 53% faster than originally planned.

In Colombia, Ecopetrol awarded Schlumberger a six-year contract for the provision of Artificial Lift Solutions electric submersible pumps (ESP) and supporting services throughout the country. This will include REDA Maximus* ESP systems equipped with REDA Continuum* unconventional extended-life ESP stages to accommodate a broad range of expected production volumes.

In North Kuwait, Well Services deployed ACTive* real-time downhole coiled tubing services and the OpenPath Reach* extended-contact stimulation service for Kuwait Oil Company to increase total oil production fourfold in four wells in the Sabriya Field. VDA* viscoelastic diverting fluid was deployed to block off a thief zone in a long horizontal water injector well and the OpenPath Reach stimulation treatment created a network of wormholes in the reservoir. This resulted in a 400-psi increase in the reservoir’s bottomhole pressure, improving the effectiveness of the waterflood system while eliminating the need for a workover rig.

In Sakhalin, Schlumberger Completions installed the Manara* production and reservoir management system to enhance production in the Odoptu Field for the Sakhalin-1 Project.

Cameron

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2018	Mar. 31, 2018	Jun. 30, 2017	Sequential	Year-on-year
Revenue	$1,295	$1,310	$1,265	-1%	2%
Pretax operating income	$166	$166	$174	—	-5%
Pretax operating margin	12.8%	12.7%	13.8%	17 bps	-94 bps

Cameron revenue of $1.3 billion, of which 52% came from international markets, declined 1% sequentially primarily due to lower OneSubsea revenue on a declining project backlog. This decline was partially offset by higher service activity for Surface Systems in North America and higher product sales for Valves & Measurement, while Drilling Systems revenue was essentially flat sequentially. By geography, North America and Latin America revenue grew sequentially, but this was more than offset by lower revenue in Middle East & Asia, while Europe/CIS & Africa revenue was flat.

Cameron pretax operating margin of 13% was essentially flat sequentially, as increased sales in Surface Systems and Valves & Measurement, combined with improved project execution in OneSubsea, offset the impact of falling margin in Drilling Systems from the declining backlog.

Cameron won new contracts during the quarter for managed pressure drilling (MPD) systems and integrated drilling packages as well as integrated services contracts for pressure control equipment management and production enhancement.

Transocean awarded Schlumberger a contract for the provision of key components for two MPD systems for use offshore in the US Gulf of Mexico. The MPD system provides greater control of the annular pressure profile throughout the wellbore and enables drilling of narrow-pressure margin formations safely and more efficiently.

In Norway, Transocean added four floating rigs operating in the Norwegian sector of the North Sea to an existing pressure control equipment management service contract with Schlumberger for a period of 10 years. With this agreement, Schlumberger provides a comprehensive suite of solutions that support maintenance and service of blowout preventer systems and other pressure control equipment for 13 of Transocean’s ultradeepwater and harsh environment drilling rigs.

In Russia, LUKOIL awarded Schlumberger a contract for the provision of a complete drilling package, including pressure control and rig equipment, fluid and solids handling, and a cementing unit for operations in the Caspian Sea. Construction of the rig, which will occur in Astrakhan, is expected to begin in the third quarter of 2019.

Murphy Sabah Oil Co., Ltd. awarded Schlumberger an integrated services contract for a three-well production enhancement campaign offshore in the Siakap North-Petai Field in Malaysia. Contract scope includes project management and vessel services, well stimulation, fluid and pumping services, coiled tubing services, and a OneSubsea MARS* multiple application reinjection system as well as a subsea modular injection system.

Financial Tables

Condensed Consolidated Statement of Income (Loss)

	(Stated in millions, except per share amounts)
	Second Quarter		Six Months
Periods Ended June 30,	2018	2017	2018	2017
Revenue	$8,303	$7,462	$16,131	$14,356
Interest and other income	40	62	82	108
Expenses
Cost of revenue	7,179	6,468	13,980	12,544
Research & engineering	175	196	347	406
General & administrative	114	110	225	208
Impairments & other (1)	184	510	184	510
Merger & integration (1)	—	81	—	164
Interest	144	142	287	281

Income before taxes	$547	$17	$1,190	$351
Tax expense (1)	106	98	219	148

Net income (loss)	$441	$(81)	$971	$203
Net income (loss) attributable to noncontrolling interests	11	(7)	16	(2)

Net income (loss) attributable to Schlumberger (1)	$430	$(74)	$955	$205

Diluted earnings (loss) per share of Schlumberger (1)	$0.31	$(0.05)	$0.69	$0.15

Average shares outstanding	1,384	1,387	1,385	1,390
Average shares outstanding assuming dilution	1,392	1,387	1,393	1,397

Depreciation & amortization included in expenses (2)	$876	$986	$1,750	$1,975

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.

Condensed Consolidated Balance Sheet

		(Stated in millions)
	Jun. 30, 2018	Dec. 31, 2017
Assets
Current Assets
Cash and short-term investments	$3,049	$5,089
Receivables	8,606	8,084
Other current assets	5,245	5,324

	16,900	18,497
Fixed assets	11,504	11,576
Multiclient seismic data	686	727
Goodwill	25,121	25,118
Intangible assets	9,092	9,354
Other assets	6,853	6,715

	$70,156	$71,987

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$9,367	$10,036
Estimated liability for taxes on income	1,264	1,223
Short-term borrowings and current portion of long-term debt	3,736	3,324
Dividends payable	699	699

	15,066	15,282
Long-term debt	13,865	14,875
Deferred taxes	1,541	1,650
Postretirement benefits	971	1,082
Other liabilities	1,816	1,837

	33,259	34,726
Equity	36,897	37,261

	$70,156	$71,987

Liquidity

	(Stated in millions)
Components of Liquidity	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Jun. 30, 2017
Cash and short-term investments	$3,049	$4,165	$5,089	$6,218
Fixed income investments, held to maturity	—	—	—	13
Short-term borrowings and current portion of long-term debt	(3,736)	(4,586)	(3,324)	(2,224)
Long-term debt	(13,865)	(13,526)	(14,875)	(16,600)

Net Debt (1)	$(14,552)	$(13,947)	$(13,110)	$(12,593)

Details of changes in liquidity follow:

Periods Ended June 30,	Six Months 2018	Second Quarter 2018	Six Months 2017
Net income before noncontrolling interests	$971	$441	$203
Impairment and other charges, net of tax before noncontrolling interests	164	164	643

	$1,135	$605	$846
Depreciation and amortization (2)	1,750	876	1,975
Stock-based compensation expense	176	86	180
Pension and other postretirement benefits funding	(74)	(35)	(74)
Change in working capital	(1,338)	(502)	(1,339)
Other	(94)	(43)	(74)

Cash flow from operations (3)	$1,555	$987	$1,514

Capital expenditures	(974)	(520)	(884)
SPM investments	(434)	(194)	(328)
Multiclient seismic data capitalized	(47)	(21)	(190)

Free cash flow (4)	100	252	112

Dividends paid	(1,385)	(693)	(1,393)
Stock repurchase program	(200)	(103)	(770)
Proceeds from employee stock plans	131	4	143

	(1,354)	(540)	(1,908)

Business acquisitions and investments, net of cash acquired plus debt assumed	(47)	(34)	(364)
Other	(41)	(31)	(200)

Increase in Net Debt	(1,442)	(605)	(2,472)
Net Debt, beginning of period	(13,110)	(13,947)	(10,121)

Net Debt, end of period	$(14,552)	$(14,552)	$(12,593)

(1)	“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(3)	Includes severance payments of $160 million and $84 million during the six months and second quarter ended June 30, 2018, respectively; and $230 million and $90 million during the six months and second quarter ended June 30, 2017, respectively.
(4)	“Free cash flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this second-quarter 2018 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). Net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income, excluding charges & credits; and effective tax rate, excluding charges & credits) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

	(Stated in millions, except per share amounts)
	Second Quarter 2018
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$547	$106	$11	$430	$0.31
Workforce reductions	184	20	—	164	0.12

Schlumberger net income, excluding charges & credits	$731	$126	$11	$594	$0.43

	Six Months 2018
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS*
Schlumberger net income (GAAP basis)	$1,190	$219	$16	$955	$0.69
Workforce reductions	184	20	—	164	0.12

Schlumberger net income, excluding charges & credits	$1,374	$239	$16	$1,119	$0.80

	Second Quarter 2017
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS*
Schlumberger net loss (GAAP basis)	$17	$98	$(7)	$(74)	$(0.05)
Promissory note fair value adjustment and other	510	—	12	498	0.36
Merger & integration	81	17	—	64	0.05

Schlumberger net income, excluding charges & credits	$608	$115	$5	$488	$0.35

	Six Months 2017
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS*
Schlumberger net income (GAAP basis)	$351	$148	($2)	$205	$0.15
Promissory note fair value adjustment and other	510	—	12	498	0.36
Merger & integration	164	31	—	133	0.10

Schlumberger net income, excluding charges & credits	$1,025	$179	$10	$836	$0.60

*	Does not add due to rounding

There were no charges or credits during the first quarter of 2018.

Segments

	(Stated in millions)
	Three Months Ended
	Jun. 30, 2018		Mar. 31, 2018		Jun. 30, 2017
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$1,636	$350	$1,556	$307	$1,759	$299
Drilling	2,234	289	2,126	293	2,107	302
Production	3,257	316	2,959	216	2,496	221
Cameron	1,295	166	1,310	166	1,265	174
Eliminations & other	(119)	(27)	(122)	(8)	(165)	(46)

Pretax operating income		1,094		974		950
Corporate & other		(239)		(225)		(242)
Interest income(1)		11		25		28
Interest expense(1)		(135)		(131)		(128)
Charges & credits		(184)		—		(591)

	$8,303	$547	$7,829	$643	$7,462	$17

	(Stated in millions)
	Six Months Ended
	Jun. 30, 2018		Jun. 30, 2017
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$3,192	$657	$3,377	$580
Drilling	4,360	582	4,092	531
Production	6,216	532	4,683	331
Cameron	2,605	332	2,494	336
Eliminations & other	(242)	(35)	(290)	(71)

Pretax operating income		2,068		1,707
Corporate & other		(464)		(480)
Interest income(1)		36		52
Interest expense(1)		(266)		(254)
Charges & credits		(184)		(674)

	$16,131	$1,190	$14,356	$351

(1)	Excludes interest included in the Product Groups results.

Supplemental Information

1)	What is the capex guidance for the full year 2018?

Capex (excluding multiclient and SPM investments) for the full year 2018 is expected to be approximately $2 billion, which is similar to the levels of 2017 and 2016.

2)	What was the cash flow from operations for the second quarter of 2018?

Cash flow from operations for the second quarter of 2018 was $987 million and included $84 million of severance payments.

3)	What was the cash flow from operations for the first half of 2018?

Cash flow from operations for the first half of 2018 was $1.6 billion and included approximately $160 million of severance payments.

4)	What was included in “Interest and other income” for the second quarter of 2018?

“Interest and other income” for the second quarter of 2018 was $40 million. This amount consisted of earnings of equity method investments of $28 million and interest income of $12 million.

5)	How did interest income and interest expense change during the second quarter of 2018?

Interest income of $12 million declined $16 million sequentially. Interest expense of $144 million was essentially flat sequentially.

6)	What is the difference between pretax operating income and Schlumberger’s consolidated income before taxes?

The difference principally consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

7)	What was the effective tax rate (ETR) for the second quarter of 2018?

The ETR for the second quarter of 2018, calculated in accordance with GAAP, was 19.3% as compared to 17.6% for the first quarter of 2018. Excluding charges and credits, the ETR for the second quarter of 2018 was 17.2%. There were no charges and credits in the first quarter of 2018.

8)	How many shares of common stock were outstanding as of June 30, 2018 and how did this change from the end of the previous quarter?

There were 1.384 billion shares of common stock outstanding as of June 30, 2018. The following table shows the change in the number of shares outstanding from March 31, 2018 to June 30, 2018.

(Stated in millions)
Shares outstanding at March 31, 2018	1,385
Shares issued to optionees, less shares exchanged	—
Vesting of restricted stock	—
Shares issued under employee stock purchase plan	—
Stock repurchase program	(1)

Shares outstanding at June 30, 2018	1,384

9)	What was the weighted average number of shares outstanding during the second quarter of 2018 and first quarter of 2018, and how does this reconcile to the average number of shares outstanding, assuming dilution used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding was 1.384 billion during the second quarter of 2018 and 1.385 billion during the first quarter of 2018.

The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

		(Stated in millions)
	Second Quarter 2018	First Quarter 2018
Weighted average shares outstanding	1,384	1,385
Assumed exercise of stock options	1	2
Unvested restricted stock	7	7

Average shares outstanding, assuming dilution	1,392	1,394

10)	What are Schlumberger Production Management (SPM) projects and how does Schlumberger recognize revenue from these projects?

SPM projects are focused on developing and comanaging production on behalf of Schlumberger customers under long-term agreements. Schlumberger will invest its own services, products, and in some cases, cash, into the field development activities and operations. Although in certain arrangements Schlumberger recognizes revenue and is paid for a portion of the services or products it provides, generally Schlumberger will not be paid at the time of providing its services or upon delivery of its products. Instead, Schlumberger recognizes revenue and is compensated based upon cash flow generated or on a fee-per-barrel basis. This may include certain arrangements whereby Schlumberger is only compensated based upon incremental production it helps deliver above a mutually agreed baseline.

11)	How are Schlumberger products and services that are invested in SPM projects accounted for?

Revenue and the related costs are recorded within the respective Schlumberger Group for services and products that each Group provides to Schlumberger’s SPM projects. This revenue (which is based on arms-length pricing) and the related profit is then eliminated through an intercompany adjustment that is included within the “Eliminations & other” line (Note that the “Eliminations & other” line includes other items in addition to the SPM eliminations). The direct cost associated with providing Schlumberger services or products to SPM projects is then capitalized on the balance sheet.

These capitalized investments, which may be in the form of cash as well as the previously mentioned direct costs, are expensed in the income statement as the related production is achieved and associated revenue is recognized. This amortization expense is based on the units of production method, whereby each unit is assigned a pro-rata portion of the unamortized costs based on total estimated production.

SPM revenue along with the amortization of the capitalized investments and other operating costs incurred in the period are reflected within the Production Group.

12)	What was the unamortized balance of Schlumberger’s investment in SPM projects at June 30, 2018 and how did it change in terms of investment and amortization when compared to March 31, 2018?

The unamortized balance of Schlumberger’s investments in SPM projects was approximately $4.1 billion at both June 30, 2018 and March 31, 2018. These amounts are included within Other Assets in Schlumberger’s

Condensed Consolidated Balance Sheet. The change in the unamortized balance of Schlumberger’s investment in SPM projects was as follows:

(Stated in millions)
Balance at March 31, 2018	$4,112
SPM investments	194
Amortization of SPM investment	(135)
Translation & other	(95)

Balance at June 30, 2018	$4,076

13)	What was the amount of WesternGeco multiclient sales in the second quarter of 2018?

Multiclient sales, including transfer fees, were $117 million in the second quarter of 2018 and $119 million in the first quarter of 2018.

14)	What was the WesternGeco backlog at the end of the second quarter of 2018?

The WesternGeco backlog, which is based on signed contracts with customers, was $317 million at the end of the second quarter of 2018. It was $358 million at the end of the first quarter of 2018.

15)	What were the orders and backlog for the Cameron Group’s OneSubsea and Drilling Systems businesses?

The OneSubsea and Drilling Systems orders and backlog were as follows:

		(Stated in millions)
	Second Quarter 2018	First Quarter 2018
Orders
OneSubsea	$312	$329
Drilling Systems	$288	$218
Backlog (at the end of period)
OneSubsea	$1,654	$2,002
Drilling Systems	$482	$398

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. Working in more than 85 countries and employing approximately 100,000 people who represent over 140 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance.

Schlumberger Limited has principal offices in Paris, Houston, London, and The Hague, and reported revenues of $30.44 billion in 2017. For more information, visit www.slb.com.

*	Mark of Schlumberger or Schlumberger companies.
†	Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop logging while drilling (LWD) technology that reduces the need for traditional chemical sources. Designed around the pulsed neutron generator (PNG), EcoScope service uses technology that resulted from this collaboration. The PNG and the comprehensive suite of measurements in a single collar are key components of the EcoScope service that deliver game-changing LWD technology.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, July 20, 2018. The call is scheduled to begin at 8:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (800) 288-8967 within North America, or +1 (612) 333-4911 outside North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call, an audio replay will be available until August 20, 2018 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside North America, and providing the access code 449359. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same web site until August 31, 2018.

For more information, contact

Simon Farrant – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Manager of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

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This second-quarter 2018 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology, including our transformation program; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; the effects of U.S. tax reform; our effective tax rate; the success of Schlumberger’s SPM projects, and joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; operational modifications, delays or cancellations; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; and other risks and uncertainties detailed in this second-quarter 2018 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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